Via Facsimile and U.S. Mail
Mail Stop 6010


October 11, 2005


Ms. Joyce Whitt
President
Hynes & Howes Insurance Counselors, Inc.
2290 Harrison St.
Davenport, IA 52803

Re:	Hynes & Howes Insurance Counselors, Inc.
	Form 10-K for Fiscal Year Ended September 30, 2004

	File No.  000-07376

Dear Ms. Whitt:

We have completed our review of your Form 10-K and have no further comments at this time.



								Sincerely,


								Joel Parker
								Accounting Branch Chief

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Ms. Joyce Whitt
Hynes & Howes Insurance Counselors, Inc.
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